UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Gen Digital Inc.
(Exact name of registrant as specified in its charter)

Delaware	77-0181864
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Address of principal executive offices, and Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Contingent Value Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): 333 – 284654

Securities to be registered pursuant to Section 12(g) of the Act: None.

Item 1.	Description of Registrant’s Securities to be Registered.

As previously announced, on December 10, 2024, Gen Digital Inc., a Delaware corporation (“Gen Digital”), and Maverick Group Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Gen Digital (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with MoneyLion Inc., a Delaware corporation (“MoneyLion”). The Merger Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into MoneyLion (the “Merger”), with MoneyLion surviving the Merger as a wholly owned subsidiary of Gen Digital.

In accordance with terms of the Merger Agreement, upon completion of the Merger, Gen Digital and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary Computershare Trust Company, N.A., a federally chartered trust company, will enter into a Contingent Value Rights Agreement that will govern the contingent value rights (“Contingent Value Rights”) to be issued by Gen Digital as part of the consideration for the Merger.

The description of the Contingent Value Rights included under the caption “Description of the CVRs” contained in Amendment No. 1 to the registration statement on Form S-4 (File No. 333-284654), including any subsequent amendments thereto, filed by Gen Digital on March 3, 2025 pursuant to the Securities Act of 1933, as amended, is hereby incorporated by reference.

Item 2.	Exhibits.

The following exhibit is incorporated herein by reference:

Exhibit Number	Description
10.01
Form of Contingent Value Rights Agreement, between Gen Digital Inc. and the Trustee (as defined therein) (incorporated by reference to Annex B to the proxy statement/prospectus, which is part of the registration statement on Form S-4 (File No. 333-284654) filed with the Securities and Exchange Commission on March 3, 2025).

SIGNATURES

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 16, 2025

Gen Digital Inc.

	By:	/s/ Bryan Ko
		Name:	Bryan Ko
		Title:	Chief Legal Officer and Corporate Secretary